Exhibit 99.2

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

CORPORATE PARTICIPANTS

D. Michael Cockrell Sanderson Farms, Inc. - CFO, Treasurer & Director

Joe F. Sanderson Sanderson Farms, Inc. - Chairman & CEO

Lampkin Butts Sanderson Farms, Inc. - President, COO & Director

CONFERENCE CALL PARTICIPANTS

Adam L. Samuelson Goldman Sachs Group Inc., Research Division - Equity Analyst

Akshay S. Jagdale Jefferies LLC, Research Division - Equity Analyst

Benjamin M. Theurer Barclays Bank PLC, Research Division - Head of the Mexico Equity Research & Director

Eric Jon Larson The Buckingham Research Group Incorporated - Analyst

Heather Lynn Jones The Vertical Trading Group, LLC, Research Division - Research Analyst

Jeremy Carlson Scott Mizuho Securities USA LLC, Research Division - VP of Americas Research

Kenneth B. Goldman JP Morgan Chase & Co, Research Division - Senior Analyst

Kenneth Bryan Zaslow BMO Capital Markets Equity Research - MD of Food & Agribusiness Research and Food & Beverage Analyst

PRESENTATION

Operator

Good day, and welcome to Sanderson Farms Fourth Quarter and Fiscal 2018 Conference Call. Today’s conference is being recorded.

At this time, for opening remarks and introductions, I’d like turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Good morning, and welcome to Sanderson Farms Fourth Quarter and Fiscal Year-End Conference Call. I apologize to each of you. I have a bit of bronchitis and I’m hoarse. I feel fine. So I’m going to proceed, doing my part this morning. I apologize for my voice.

This morning, we reported a net loss of $43.2 million or $1.95 per share for our fourth fiscal quarter of 2018. During the fourth quarter of last year, we made $72.9 million or $3.20 per share. For the year ended October 31, 2018, we reported net income of $61.4 million or $2.70 per share. For fiscal 2017, we reported net income of $279.7 million or $12.30 per share.

The results for the quarter and the fiscal year include an adjustment of $9.6 million or approximately $0.32 per share, net of income taxes, to record live inventories on hand at October 31, 2018, at the lower of cost or net realizable value as required by generally accepted accounting principles. Results also include costs and inefficiencies caused as a result of 2 hurricanes during the quarter that affected our operations in North Carolina and Georgia.

If you did not receive a copy of the release and accompanying financial summary, they’re available on our website at www.sandersonfarms.com.

Before we continue, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. Examples of forward-looking statements include statements about future earnings, expenditures, supply and demand factors, production levels, grain cost and supply, poultry prices, growth plans and economic conditions. The words believes, expects, anticipates, estimates, models, should and plans, and similar words are intended to identify forward-looking statements.

The actual performance of the company could differ materially from that indicated by forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our press release and in the annual report on Form 10-K for the year ended October 31, 2018, which was filed with the SEC this morning. All forward-looking statements speak only as of today and are based on our current expectations, beliefs and assumptions. Those could change based on the many external factors affecting our business. We undertake no obligation to update or revise forward-looking statements.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Thank you, Mike. Our financial results for the fourth fiscal quarter and year-ended October 31 reflect weak market prices for products produced at our big bird food service plants, reduced features for chicken products at retail grocery stores, inefficiencies during our fourth quarter caused by 2 hurricanes, slightly higher cost for feed grain and a downward adjustment to live inventories to value live inventory at net realizable value. Overall, poultry market prices decreased for the year compared to fiscal 2017, and grain prices were slightly higher during the year.

That said, feed costs in flocks sold were higher only by $0.0033/pound, as improved efficiencies partly offset the higher prices paid for grain. Our net sales for fiscal 2018 were $3.236 billion, and our net income was $2.70 per share. We sold a record 4.44 billion pounds of poultry products. We repurchased and canceled 823,385 shares of common stock during the fourth quarter at an average price of $101.37 per share.

We moved our St. Pauls, North Carolina plant to full production, continued construction of our new Tyler, Texas complex. And we ended the year with no debt on our balance sheet. While we have room to improve our performance, I am very grateful for the efforts of our growers and employees during this past fiscal year and look forward to working with them to capture the opportunities available to us during the coming fiscal year.

With that introduction, I’ll ask Mike and Lampkin to provide some details on the quarter, and I will return after they finish to discuss our focus during fiscal 2019 and to answer your questions.

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Thank you, Joe, and good morning, everyone. This is Lampkin. As Joe said, overall market prices for chicken were lower during the fiscal year compared to fiscal 2017. And our feed costs per pound for the year were higher by only 1.3%.

Tray pack market prices during our fourth quarter and the fiscal year continue to reflect relatively balanced supply and demand dynamics, but volumes reflect fewer features at retail grocery stores and at national food service restaurants during the year, which we believe is a result of lower wholesale prices for competing proteins.

For the year, our tray pack market prices were lower by $0.013 per pound compared to 2017. But with improvements in our mix, our overall average market price for tray pack sales increased $0.025 per pound. For the fourth quarter, tray pack sales prices were lower by $0.043 per pound compared to the fourth quarter of 2017.

Our mix was better, however, so that our net average sales price during the fourth quarter were lower by less than $0.01 per pound. Sequentially, market prices were lower by $0.018 per pound and our mix was flat. We remain constructive on our outlook for the tray pack markets during 2019.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Bulk leg quarter market prices were approximately 24.8% lower during the quarter compared to last year’s fourth quarter and for the full year were lower about 5.5% compared to fiscal 2017. Urner Barry quoted market prices for leg quarters averaged $0.283 per pound during the fourth quarter and $0.331 for fiscal year. Total industry export volume for the calendar year through October was higher by 4% compared to 2017.

Market prices for boneless breast during our fourth quarter were lower by 26.1% compared to the fourth quarter a year ago. The quoted market price for boneless averaged $0.953 per pound during the fourth quarter and about $1.09 per pound for the fiscal year. Boneless prices have weakened substantially since September. And the Urner Barry market price for jumbo boneless breast is currently $0.94 per pound.

Jumbo wing market prices during the fourth quarter averaged $1.46 per pound. That’s down 30.2% from the average of $2.09 per pound during last year’s fourth quarter. For the year, jumbo wing market prices were lower by 25.2% from an average of $1.92 per pound during 2017 to an average of $1.44 per pound during 2018. The current Urner Barry quote for jumbo wings is $1.46 per pound.

Our average sales price for poultry products during the full fiscal year was lower by $0.069 per pound compared to last year, decreasing 9.2% for the year ended October 31, 2018, compared to the year ended October 31, 2017. This decrease in our average sales price for chicken was in addition to higher feed costs in broilers processed. For the full fiscal year, feed costs in broilers processed were higher by $0.0032 per pound or 1.3%.

For the fourth quarter, our overall cash costs for grain delivered to our feed mills were higher than last year’s fourth quarter. Prices paid for corn delivered during our fourth quarter were lower by 1.2% compared to last year’s fourth quarter while soybean prices were higher - soybean meal prices were higher by 1.9%. Our feed costs per pound in broiler flocks processed were higher by $0.01 or 4% during this year’s fourth quarter compared to a year ago.

During this year’s fourth fiscal quarter, we processed 1.158 billion pounds of dressed poultry and sold 1.145 billion pounds. We processed 4.503 billion pounds during fiscal 2018 and sold 4.443 billion pounds. For those of you modeling fiscal 2019, we currently expect to process 4.625 billion pounds of dressed poultry during fiscal 2019, which would represent a 2.7% increase in pounds processed compared to 2018.

If we run our plants as expected, those pounds would be processed as follows: 1.052 billion in Q1, 1.108 billion in Q2, 1.223 billion in Q3, 1.242 billion in Q4. Of course, these estimates are subject to change as a result of weather, changes in target live weights, market conditions and other factors.

Like Joe, I’m grateful for everyone associated with Sanderson Farms, our employees, our growers, customers and vendors, and look forward to the new year.

At this point, I’ll turn the call over to Mike for a discussion of the quarter’s financial results.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

Thank you, Lampkin. Net sales for the fourth fiscal quarter totaled $798.1 million, and that’s down from $919.9 million for the same quarter last year. The decrease in net sales for the quarter reflects the decrease in pounds of poultry products sold of 0.6% and a 15.4% decrease in our average sales price for poultry products.

Our cost of sales of poultry products for the quarter ended October 31 increased 4.2%, and that reflects a 4% increase in cost of feed in broilers processed during the quarter, partially offset by a decrease in pounds sold. For the fiscal year, net sales totaled $3.24 billion, down 3.2% from $3.34 billion last year. Cost of sales for the year increased 10.1% compared to a year ago and totaled $2.975 billion.

The average cost per pound in our poultry business increased $0.0243 or 4% compared to last year, and that reflects higher non-fee-related cost of goods sold and slightly higher feed cost. We sold 20.8 million more pounds of prepared chicken, a 24.4% increase. And our sales price averaged $0.0489 per pound lower, and that’s a 2.4% decrease.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

SG&A expenses for fiscal 2018 were up $5.7 million compared to last year, due primarily to an increase in administrative salaries, increased legal fees, startup costs at our Tyler, Texas facility and increased trainee expenses. That was partially offset by bonus accruals in the ESOP contribution, which was less than last year.

For fiscal 2019, we’re modeling $212.7 million for SG&A. That estimate includes no accrual for bonus compensation plans or the ESOP, since both of those items are dependent upon profitability. We’ll consider the probability of earning a bonus and an ESOP contribution as we move through the year, and we’ll adjust this estimate accordingly.

The estimate for 2019 reflects $9.5 million in startup costs at our new Tyler facility. And we estimate that SG&A expenses will be broken out as follows: $59.9 million in Q1, $50.2 million in Q2, $50.3 million in Q3, and $52.4 million in Q4. At the end of our fiscal year, our balance sheet reflected stockholders’ equity of $1.39 billion and net working capital of $367.6 million.

For the year, we spent $308 million on CapEx, paid $29 million in dividends. And we spent $83.5 million repurchasing 823,385 shares of our common stock.

For fiscal 2018, interest expense was $2.1 million, an increase from the $1.9 million last year. We had no debt on the balance sheet at year-end, and the increase is a result of commitment fees on our revolver.

Our effective tax rate was a negative number for the year, and that reflects the deferred tax adjustment we made following the new tax legislation last year.

Going forward, we’re going to model an effective tax rate of 25.5% for 2019. We expect our CapEx for construction, maintenance and special projects for fiscal ‘19 to be approximately $217.7 million, and we’ll fund that by cash on hand, internally generated working capital, cash flows from operations and, as needed, liquidity provided by our revolving credit facility.

Of that total, $56.6 million will be spent on the new Tyler complex, $7.9 million will be paid as the last payment on a new aircraft and $70.5 million is expected to be spent on equipment upgrades at several plants. The company has $900 million unsecured revolving line of credit, of which $878.6 million was available at October 31. We did borrow $30 million under the revolver in November, and we currently have $844.7 million available to us.

Our depreciation and amortization in 2018 was $110.9 million, and we’re modeling $133.0 million for next year. We’re modeling $29.1 million of depreciation in Q1, $33.3 million in Q2, $35 million in Q3 and $35.6 million in Q4. Those increases, of course, are related to our Tyler facility.

With respect to hurricane losses, our balance sheet reflects an insurance receivable of $7 million. That receivable represents property damage, losses and costs that are easily documented, and we were quickly able to agree on those amounts with our insurer. The balance of our losses during the fourth quarter, which is primarily business interruption and lost efficiencies at our plants, require a little bit more art and require estimates and are less exact. As a result, those losses are still reflected in our fourth quarter operating results, and we estimate those to be approximately $6.5 million. And a portion of that will be recovered under our insurance, but we will work during our first fiscal quarter to complete our estimates and reach an agreement regarding the estimates with our insurance partners.

With that, I’ll turn the call back over to Joe for comments on our grain strategy and other items for next year.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Thank you, Mike. Our feed costs during fiscal 2018 were higher than the previous year for the first time in 5 years, but only slightly. Given the supply of feed grain and uncertainties regarding trade issues, we expect flat-to-lower costs during fiscal 2019. If we had locked in prices for all of our needs for fiscal 2019, including what we have already priced at current values, that is, if using the Chicago Board of Trade contract prices for current and future needs as it closed last night, our cash costs for grain during fiscal 2019 would be $8.1 million less than during fiscal 2018.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

However, we believe the Board is high relative to supply. Given that the carryout of both corn and soybeans is healthy and given ample worldwide supplies of both grains, we should be able to buy grain at prices similar to, if not lower than, last year. We’ve taken opportunities to price our corn and soybean meal at least through December, and we will remain patient for now on the rest of the year.

As always, on this year-end call, I’ll share a few things we’re watching closely as we start a new fiscal year. First is always we will keep one eye on the South American crops. As of today, the corn and soy crops in Brazil and the rest of South America are progressing nicely. Second, we will watch the United States Planting Intentions report next March. ‘Most everyone believes corn acres will increase in 2019, while soybean acres will decrease. And we’ll closely watch that report.

Third, we will watch chicken production numbers. USDA estimates that the industry will produce around 2.5% to 3% more pounds of chickens during calendar 2019 compared to 2018. Several new facilities and expansions have been announced that, if completed, will add new production in our industry over the next several years.

However, based on what we read, it appears the new production represented by announced expansions will not only come to the market over several years, but will also be split between the retail tray pack market and the big bird food service market. Whether or not and to what extent that new production exceeds additional demand for chicken in those 2 markets remains to be seen.

What we will do is to continue to execute our growth strategy and let the markets take care of themselves. We will, of course, also be watching the chicken market. Market prices for boneless breast meat produced at our big bird plants for the food service markets are at historic lows. Furthermore, based on publicly available information, a couple of our peers in North Carolina will be bringing additional big bird production to market in 2019.

In addition, we returned our Hazlehurst plant to big bird production during November. And we will transition Hammond back to big birds sometime in late spring. That additional production will contribute to an already challenging environment, absent some increase in demand.

As we have mentioned several times recently, calendar 2018 saw virtually no feature activity from — for chicken from food service establishments. One might expect these low prices to attract some feature activity during 2019, which would help the demand side of the equation.

As Lampkin said, we feel good about retail grocery demand going forward, at least for everyday business. Volumes during 2018 suffered from a lack of feature activity at grocery stores, as many chose to take advantage of relatively low wholesale prices for beef and pork during the year. Of course, if product produced at our retail grocery plants doesn’t go into a tray to get sold at grocery stores, it is packed bulk and competes in an already soft food-service market.

Export demand has firmed somewhat recently, and we expect dark-meat prices to move higher from where they are right now.

Finally, we will focus our efforts on getting Tyler opened and maturing both tray pack and food service sales. We have opened 3 new processing plants over the last 6 years. And with no new construction currently envisioned during 2019, we will work to mature the operations and sales at those new plants.

While our overall performance in some areas during 2018 was good, we have identified significant opportunities in our operation in areas where we underperformed in 2018. We start the new year in pretty good shape. Our balance sheet is strong. We started fiscal 2019 debt-free, and the company is well positioned to continue our growth strategy in the future. The new Tyler complex demonstrates our optimism and our confidence in the long-term success of Sanderson Farms and our industry. The new complex will add value for our investors, opportunities for our employees and their communities and more high-quality products for new customers. We are committed to continue our growth beyond Tyler, but we will take this year to work on our operations and sales at our existing facilities.

Market conditions are challenging as we start the year. But no matter the market conditions, we will continue to focus on those things we can control and manage the others as best we can.

With that, we will now take your questions.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we’ll take our first question from Heather Jones with The Vertical Group.

Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

So I have, I guess, a couple of questions. Going to your comment about USDA’s projection on chicken production at 2.5% to 3%, was wondering if you could share with us your view of the likelihood of us achieving that. And if we do achieve that, it would seem like based upon the flock that we’ve got on the ground, the pullets that we’ve been placing, it would seem like you would have to have a really big acceleration in pullet placement. So ‘just wondering if you could share with us your thoughts on that.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

I don’t — I agree there has to be an acceleration in pullet placements. Our pullet flock looks like — our hen flock and pullet flock right now does not look like it can do that. We’re placing — we started placing in April — last April for Tyler. I feel certain the other 2 plants in North Carolina are going to start producing, one of them in January, I think, for sure. And I’m assuming — we’ve heard that the primary breeders are having difficulty getting pullets out, one for certain. And we think the other one, because our primary breeder, because — and I don’t know why. I think the integrators would like to have more. I just don’t think they can put out more right now. But I agree with what you said, the pullet placements need to pick up to get to the 130% of 2018. I think that’s what the industry wants to do.

Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

And you started placing in April. And if these plants are going to start running in January, clearly, they were placed in a while back. So we’ve already seen...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

They’re still being placed as the same time we were.

Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

Right. So you’ve already seen some of those placements, and yet the pullet placements have been, honestly, lackluster. Like when are we going to — when do you think we’ll get the acceleration that would be needed to open these plants on time?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

I can’t answer that. It — people that can answer that are the 2 primary breeders. And we don’t talk with one of them.

Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

Okay. My second question is, last — in the last week, there’s been a pretty, well, significant, given that it’s this time of year when I think I’ve only found a couple of years when you get a rally and pricing in December. So you’ve had a rally. Are — what we’re hearing is that cutter demand has been up substantially because of greater further process demand. So my question is on feature. Like where do you see future activity at retail over the next couple of months? And are you hearing anything about increased feature at food service, because it would seem like there’s something going on that’s driven this meaningful step-up in demand over the last couple of weeks. So just wonder if you could give us your thoughts on that.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Heather, this is Lampkin. We attribute this — the recent move-up in boneless breast, we attribute some of that to a lot of holiday cutbacks. We have not been running, which we normally don’t, particularly prior to Thanksgiving and Christmas. And we think that, that’s part of just that little bit of supply coming out has helped the market. We’re seeing — for the first time this year, we’re seeing some chicken sandwich features on television for restaurant accounts, and that certainly helps. There’s boneless breast going into Mexico now that we weren’t getting before when boneless was above $1. And then when we got to the points that we got to this fall, we were — our price was better than the Brazilian breast meat that goes into Mexico. So we attribute it to that. We looked at our — we attribute the run-up in December to that. When we look at January, we have good features at retail, but I wouldn’t say it’s a huge change, but good features at retail. We are hearing anecdotally that there are going to be more features January, February, and that feature activity is going to better for boneless breast products.

Operator

And we’ll take our next question from Ken Goldman with JPMorgan.

Kenneth B. Goldman - JP Morgan Chase & Co, Research Division - Senior Analyst

A couple of questions from me. I can’t recall the last time Sanderson Farms has really discussed issues with operations and sales, maybe not being as strong as you had hoped. So I’m — I want to make sure I’m hearing you correctly that that’s what you’re talking about. Sounds like you’re talking about this being a little bit of a retrenchment year when it comes to that. I guess, secondly, can you elaborate on what some of those challenges are? And then my last question, and I know this is a lot, but I’m just trying to get a sense — you guys talked in the press release about how the strong balance sheet will allow you to manage through the industry cycle, which makes sense. But why would this cycle not last at least another couple of years, right? It’s hard for me to see beef supply coming down next year much. So maybe there will still be beef featured. And certainly we are seeing more capacity coming online. So can you just help us understand, if you can, if there’s any hope that we have that we get out of this sort of downward cycle in the next 2 years.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Ken, this is Joe. We sit down every year and look at our operations. This is nothing new. We do this annually and look at our operations versus top 25% in our agri stats and live processing sales mix every year, and we identify $50 million to $100 million annually that we try to improve operational goals annually. And we just did that last week for 1.5 days roughly. We do it every year. And some of it’s in live production, some of it’s in processing and some of it’s in sales and some of it’s in mix that we try to pick up the next year. We never get all of it. Some years, we get half. Some years, we get 2/3 of it. That is not anything new for us.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

Really, the only thing that is — Ken, this is Mike. The only thing that is new, as he — Joe mentioned at the end of his script, this is going to be the first time in 8 years that we hadn’t been building a plant. We’re going to finish Tyler in January, move it to full production. And the point he was making at the end is this will be a good year without building a new plant to focus on that. We just have — that will be one of our primary focuses as we won’t be constructing anything.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

We’ve mentioned in here in the script that we’ve got $65 million that we are investing in our plants. I can’t break it out, but a big portion of that is to amplify — I’ll use that word — our product mix in our plants, particularly in the deboning plants. And...

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

We’ll have plenty to do.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Yes. And it’s to improve our product mix in our plants. So we’ve already started on that. And — but this is something we do every year, and we have been doing it every year. What was the other thing?

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

The second was, he said if we — strength of our balance sheet is great, but what’s going to keep this cycle from lasting 2 years?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Well, I don’t know, but I’ve been through 2 down years in a row. And we actually — I mean, I don’t feel threatened at all. I don’t.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

No. I mean, it did last 2 years, Ken, as you know from your experience too, there’ll be a change. I mean, there will be some operators that won’t — wouldn’t be able to survive that kind of cycle if it lasted that long. And with our balance sheet, we feel confident that we can hang in there all the way through that, if that’s the case. Normally, if you look at the last 4 cycles in the industry...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

They lasted 9 months.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

But they were triggering by an event, a drought, a great recession, avian influenza, our Russian ban. It was an event. There could be...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

If you go back and look 2002, 2006, 2008 and 2011, which were the down cycles Mike was talking about, the duration was 8 or 9 months for all 4 of them. They were brutal. And - but we hadn’t had a strung-out cycle since, I guess, maybe the ‘90s. I don’t remember, I can’t remember back that far, but it was — and — but I’m confident, I’m not worried about that. We’re going to worry about — I can’t see the future, but I know what happens is good operators survive, poor operators don’t and we just need to be one of those good operators and well sold and take care of our customers. And...

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Ken, this is Lampkin. I’ll just add to that, that this cycle is about price. It’s about chicken prices. And so either something has to happen to the price — I mean, I’m sorry, something has to happen to the demand or the supply, either one. And a change in either one could correct it.

Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Won’t supply get worse before it gets better, Lamp?

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Well, you’ve got the new production coming on, but that doesn’t mean there can’t be a change in supply. And then I think the new plants are committed and they’re going to go forward, but there’s a lot of other supply out there.

Operator

And we’ll take our next question from Ken Zaslow with Bank of Montréal.

Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food & Agribusiness Research and Food & Beverage Analyst

Joe, I hope you feel better, for sure.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Thank you. I do. I do feel - I feel fine.

Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food & Agribusiness Research and Food & Beverage Analyst

Good. Just a couple of questions. One is, I know that there’s all this capacity coming online. Are you hearing any delays or even facilities that are not going to come online based on what you’re hearing?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

No, no. I haven’t heard a word about that.

Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food & Agribusiness Research and Food & Beverage Analyst

Okay. Second question is, the breeding — the breeders, I’ve heard that there is, again, ongoing problems with them. Is that also a reason why the prices have gone up a little bit? I’ve heard they’re not as efficient, the hatchability, is that also the case?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

That is a contributing factor.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Yes. The last hatch number was always 62....

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

I’m sorry, 82.1. So it’s down. That — it got up in the summer. It got up back to 83 for a few weeks in the summer, and then it’s back down a little bit in the wintertime. And no doubt that these heavy-yielding birds are more difficult to deal with than the traditional type birds that the industry was using. So the hatch is down just a little bit.

Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food & Agribusiness Research and Food & Beverage Analyst

Okay. And then my final question is, you guys mentioned, obviously, that you will not be paying accrual bonuses in ‘18. What is the chances that and how do you foresee that in 2019, and what would it be based on?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

It would — it’ll be based on our profitability. And our profitability starts at 20% return on equity. So — I mean, our bonus is based on 20% return on equity. So we have to make a lot of money before we pay a bonus.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

This year, that target was $13 a share at the low end and $16 a share at the top end, Ken. Our equity will determine that. It’ll be a — after the Tax Reform Act and board will change that a little bit. It’s not a 22% return on average equity. So it’s going to be in the midteens and it will be an aggressive target. ‘Don’t have a clue right now whether the market is going to allow us to, even performing well, earn that, but we’ll make that call as we move through the year. We’ll publish those targets, too — we’ll publish those targets in January after the board meets, and such.

Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food & Agribusiness Research and Food & Beverage Analyst

So you’d be at an EPS in the midteens to be able to get your accruals?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

That is yes.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

That’s the target to earn a bonus; that’s correct.

Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food & Agribusiness Research and Food & Beverage Analyst

Would the increased promotional activity be enough to change the direction of demand? And I’ll leave it there.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

Well, I think it does.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Absolutely.

Operator

And we’ll take our next question from Mike Piken with Cleveland Research Company.

Unidentified Analyst

This is [Sam] on for Mike. I wonder if I could ask you a quick question about exports. Is the China resolution good or bad, given the potential impacts on soybean prices? And are you seeing any improvements in the export markets?

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Is China a net positive because of chicken or a net negative because it’s going to drive soybean prices up?

Unidentified Analyst

Yes, yet.

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

So if we get China back, is that good, because we get to sell chicken or bad because soy goes up? Good question.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

Good question.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

It’s — it is what it is. I don’t. It doesn’t — we don’t have anything to do with China. That is the government, and it’s like a drought. The same thing will be said about a drought. Would a drought be good or bad? It would be bad, and then it would be good. China is the same way. If we get China ship pause, good. And then they produce more chicken, bad. Drought, bad. Corn, soymeal prices go up, losses, then good. So same — answer’s same both ways, good and then bad.

Unidentified Analyst

Is there any other like commentary on the other export markets you could ask?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

The export markets are improving. We expect them to move up in January. I don’t know what this oil price going down is going to - it hadn’t impacted it yet, but I looked at the Board before I came down here, and oil is close to $45 a barrel and that is not good for chicken.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Leg quarter inventories are in good shape, manageable. We think the leg quarters bottomed out a few weeks ago, and we’re selling them a couple of cents higher going into January. Exports are moving.

Operator

And we’ll take our next question from Adam Samuelson with Goldman Sachs.

Adam L. Samuelson - Goldman Sachs Group Inc., Research Division - Equity Analyst

So maybe just to start going — and I wanted to just get [some answers] in the prepared text. And, Lampkin, I think you alluded to good kind of everyday sales at retail. And then you also alluded to seeing some feature kind of visibility better, but — so as we look into the first quarter. Do you have any sense going into the spring, because if you think back to the 2018 experience, it was really in the second quarter, in May and April and especially in May and June, when the retail feature activity was very disappointing and the sell-through was very disappointing. And so kind of have your retailers started to engage you about this activity level? Or are they waiting to see if a little bit more features in the first quarter, which always happens to some extent at that time of the year as you get past Christmas, if the sell-through is there? Or just how to frame the kind of visibility you really have and especially if you get into the spring, which is the season that really matters?

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Yes, we don’t have — we really don’t have any visibility into the spring. Our retailers, some of them book 30 days out, some of them engage with us 2 months. But beyond that, we don’t have any visibility. We looked at our January features, and they look similar to — this is an update here — it looks similar to what we’ve been seeing from our retailers for the last half of 2018. So we haven’t seen a change at retail yet. We just — we have seen some chicken-sandwich features on television recently, and that’s something that we haven’t seen all year. And we’re hearing — actually anecdotally, we’re hearing from just talking to customers on the phone and from Urner Barry that feature activity is going to be up in January. And that - they seem to be talking across the board.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

It’s short term, Adam. We don’t know about March — and to your — we don’t know about March, April, May yet.

Adam L. Samuelson - Goldman Sachs Group Inc., Research Division - Equity Analyst

Okay. And — okay. And then kind of on a separate point, a few weeks ago, the company had some changes to the policies on antibiotic use. And just — is there any — do you have any thoughts on — is that — is there a cost implication that we should be mindful of as we move into the new year? I mean, still, I believe, you’re going to be using the ionophores. It’s not the new antibiotic ever per se. But just you have factored in or thought about cost implications and any productivity hit that might emerge?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Well, there were 2 antibiotics that we will not use for prevention, gentamicin and virginiamycin. We — there are other antibiotics we will use for prevention and for treatment, plus the ionophores. So just the 2 that are important. In human, they’ve been deemed important to human medicine. Those are the 2 that we won’t be using as of March 1. And we will not market it that way or that was just a decision that we made — the board made and — after our recommendations. And we won’t know - you have to do a year beginning in March to see what the cost is. We’re going to do some things to mitigate the loss of those 2 antibiotics. Virginiamycin is not - there are other antibiotics that can replace that. The gentamicin, the one

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

used in ovo in hatchery, will be the one that is not replaceable. So we’ll have to do things on the farm and in the hatchery - and breeder farms and in hatchery and in brood areas on the farms. When you take the baby chicks out to take care of the baby chicks, to protect them from E. coli, that’s what gentamicin was for. And so I think it’s going to be marginal, but I don’t know that. It’ll be a year from March before we’ll know.

Adam L. Samuelson - Goldman Sachs Group Inc., Research Division - Equity Analyst

Okay. It’s very helpful. And then just the last one from me. Some of the investments in the existing plants, what’s the kind of payback that you’re targeting on those investments, any details that you can provide on kind of where you put up the capital?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Well, payback — it’ll start paying back the week after you put it in. And on some, it’s 12 months payback. And on some of it, it’s a 2- or 3-year payback. We’re doing all kinds of the special projects plus our regular CapEx budgets. We have some carve-outs in our finance agreement. We call those the special projects. And then we have our regular capital budget. And most of the time, it’s a 1-, 2- or 3-year payback. They’re quick.

Operator

And we’ll take our next question from Jeremy Scott with Mizuho.

Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Just in your closing — so just in your closing comments, Joe, around growth and you’re going to take 2019 to reassess and work on sales and operations, so I’m pretty — so it seems you’re pretty comfortable taking a pause here, you mentioned that 2019 first year in 8 that you’re not going to building a plant. But does that also mean that you’re not going to be actively looking for sites for your next project?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

No, no. It does not mean that at all. We were — we’re acting — we’re actively looking for a site today and tomorrow. And we’ll take the weekend off and we’ll be actively looking for a site the week after Christmas. I just don’t — we don’t need to build anything right now. We’ve got — we need to get Tyler started up. We need to get every thing — everybody trained, well trained at all 3 of our new plants. We need to get everything sold. Well, we need to get the new product. We’re going to be producing some new product over the next year out of our — all of our plants. We need to get all of that sold. Tyler needs to be mature, St. Pauls. The hurricane threw us for a loop at St. Pauls and Kinston. We lost a lot of people. They were displaced. ‘Need to get them back, mature. No, but I still won’t sight next Wednesday after — the day after Christmas.

Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Okay. So I guess, maybe the next question. What’s a reasonable expectation for when, let’s say, the market — the economics of the chicken market just don’t improve over the next year. What’s a reasonable expectation for us to think about modeling a next plant for you? When?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

I don’t know the answer to that.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

It depends on how soon we can find that site, Jeremy. It’s a good question. We’re not modeling anything for ‘19, I’ll tell you that.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

No. We will not do that. We need to get everybody focused. We’ve got a lot of projects in our plants. Engineering needs to get that done. And we’ve got a lot of stuff going on in 12 plants, get that done next year. And then we’ll worry about doing - and find a site, and then we’ll worry about that later. I’m not worried about anything else right now.

Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Okay. And maybe just following on that...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Go ahead.

Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Sorry, I was going to say the other thing that we’re seeing right now is record premiums of thigh meat to breast meat. So can you just walk us through maybe some of the dynamics there that you’re seeing? And I’m guessing the equipment upgrade that you mentioned in some of your deboning plants are addressing that dynamic?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

That would be a good insight, yes.

Operator

And we’ll take our next question from Benjamin Theurer with Barclays.

Benjamin M. Theurer - Barclays Bank PLC, Research Division - Head of the Mexico Equity Research & Director

So 2 questions. Number one, from the startup of Tyler, have you seen much of issue in terms of getting labor? I mean, with all the migration stuff, and usually, it’s like first-generation immigrants that tend to do those jobs. So how difficult has it been for you, considering there are a lot of nearby facilities to actually, like, get the labor force you need in order to be up and running in 3, 4 months’ time?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

We feel very good about where we started. The labor availability there has been very good. The interest is high. One of the things that we look for in a site is an area that labor is available. So that was on the list for Tyler. And it was — it looked good. That was part of our reason for going there. As we have hired people and began training them, we’ve already hired 300 or 400 people that will be there when we start up. And we won’t get to full production in 3 or 4 months. We’ll ramp up over a year’s time, maybe even sometimes 14, 15 months. So, so far, labor has been good.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Benjamin M. Theurer - Barclays Bank PLC, Research Division - Head of the Mexico Equity Research & Director

Okay, perfect. And then my next question is around the dividends, share buybacks, capital allocation. I mean, clearly, you’ve just made very clear that 2019 is not going to be a year where you’re going to invest in a new plant. You have the one up and running. You’d definitely start next Wednesday looking for fieldwork to build the next one, but that might be a couple of years out. Now the question is of what you’ve been doing with about 800,000-plus shares repurchased, the 1 million that is approved, the question is, would you, like, consider further increasing share buybacks? And about the level of dividends, if I remember right, in the past, even in years when you had challenging quarters like the one in 2018, you still kind of tried to maintain at least the dividend level you had in the prior year. So what should we expect for dividends 2019? And what should we expect for share repurchase for 2019?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Well, we’ve never reduced our dividend. And I don’t - our dividend has been solid. So we can’t imagine that we’re not...

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

Yes, I can’t - can’t imagine that.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

That’s not an issue.

D. Michael Cockrell - Sanderson Farms, Inc. - CFO, Treasurer & Director

One thing, you said 1 million shares. We actually have authority to buy back 2 million shares of stock. We bought 823,000 during the quarter. That’s okay. You saw it was 1 million. And our board increased it to 2 million last spring. We’ve got that much authority. We’ve never been active buying back stock when we had to borrow money to do it. And I won’t say we wouldn’t do that. We have done that before, but not particularly (inaudible) at doing that. We still have some more we wanted to get back, and we’ll see how that plays out. But that’s still on the table, of course. But a change in dividend policy has never been any way but up.

Benjamin M. Theurer - Barclays Bank PLC, Research Division - Head of the Mexico Equity Research & Director

Okay. So assuming flat to maybe slightly up, that’s fair. And on the share buybacks, as you had to cash on level of valuation where the stock price is, because I remember once you said, like stock below $100 is a good way to allocate your money.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

No doubt about that. You’re right about it.

Operator

And we’ll take our next question from Eric Larson with Buckingham Research Group.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Eric Jon Larson - The Buckingham Research Group Incorporated - Analyst

I’d like get back on the good thing versus bad thing, expand on that a little bit. We haven’t [gotten into] kind of the cold storage numbers. We’ve got some more coming out tomorrow. The bad news is that the chicken numbers have continued to go up. The good news is that it seems to be in that “other” category. Can you kind of help triangulate how we should be looking at that? And then what we haven’t talked about, which was probably an issue in featuring in 2018, we’ve — this might be a different recovery cycle for chicken versus ‘13, ‘14, ‘15, because we had a lot more beef and a lot more pork out there now than we did in the last upturn cycle. So can you give us your thoughts, Joe, on how you kind of triangulate kind of the cold storage numbers and what competitive supplies might be? Is that more of a bullish factor now or still kind of a neutral or a bearish factor in your mind?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

You bet. I think the cold storage, we don’t know what’s in that other category. It is not supposed to be any of the primary products. But some of my people believe it is not very accurate, but I just can’t believe that is [the all-fall] products it is supposed to be. Even without that, though, there is a lot of bonus spread on the last report. It was burdensome on boneless breast. And a lot of our customers that are not — that are further processors were buying up boneless breast and freezing it at $0.70 a pound, putting it in the freezer and further processing it, putting it into bags, 5-pound bags and selling it in retail grocery stores and warehouses clubs. And they were making a mint on it, and they’re still doing that. They’re buying the heck out of it and making a lot of money on it. So it’s sold by us. And it’s — and they’re buying it and they’re selling it, further processing as fast as they can. But I think that, that number is right. The other category, I have no idea. As far as beef and pork, this is the first time in my career that I have seen beef and pork [supplies] affect chicken market in this manner. I don’t ever remembered happening before like it did this year when chicken supplies were up only 1%, 1.5% and we had a — and beef and pork took features away from us, from food service and at retail grocery stores. And as a result of that, our prices declined. I’ve never seen that before. What I do believe, however, if grain prices went up for whatever reason, a drought, more than likely, in one of any country like Brazil or China, Europe to a lesser extent, or the U.S., if there were to be a drought and there were to be a down cycle caused by a drought and it affected chickens negatively, no matter what the supply of beef and pork, there would be a reversal of fortunes and the chicken industry would react to that. Supply would decline. And no matter how much beef and pork there would be, you’d have an adjustment in the chicken business. I don’t care how much beef and pork there was, but just - this is a unique situation.

Eric Jon Larson - The Buckingham Research Group Incorporated - Analyst

Yes. And that makes sense. So the other question, Joe, that I have is, the industry is obviously in loss conditions now, but it’s only been a quarter, maybe it’s been 3, 4, 5 months or something like that, which...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Yes, I don’t think all of the industry is in loss. I don’t — I think that few people are in a loss. I think tray packers are making money. I think the fast-food people are making money. I think there are a lot of big bird deboners that have products sold on a flat market that are trimming. It’s people that — we’re not in any of those categories. We’re doing all ours are sold on the market basically. And people that are sold on the market, like we are, are different. And there might be 1/3 of, I would guess, 2/3 industry companies, who are still in the black. And even if they are not, it hadn’t been long enough and it hadn’t been deep enough to cause anybody any pain. So it’s going to be a while.

Eric Jon Larson - The Buckingham Research Group Incorporated - Analyst

Yes. That was exactly — your last part of your answer, that was exactly what I was trying to get at it. It hasn’t been long enough or deep enough, et cetera, to change any production behavioral patterns, is kind of what I was assuming would be the answer. So well, then, just a final thing is, Joe, I could help you find a site, but my problem is I might not get it to you until maybe next Thursday. That’s probably a little too late.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

That’ll be all right.

Operator

And we’ll take our final question from Akshay Jagdale with Jefferies.

Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

So I wanted to - first, I wanted to ask about production year-to-date. The USDA numbers is, again, we can all debate the quality of that, but that’s all we have right now. What are you seeing as year-to-date production increase, because we’re seeing like 2.9% on their numbers, but wondering if you have a better number for us right now, year-to-date production increase...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

No. I don’t have anything to say.

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

2.8% through October, total live pounds up. Now that’s the USDA number. That’s about right. You’ve got to take exports off of that.

Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

No, my — yes, we’ll get to that in a second. But just the 2.8% has happened on chicks placed that have been up only 0.6, right? So the point I’m trying to get a better sense of is, according to our numbers, what’s happened there is livability is up about 100 bps or added about 100 bps, and the weights are up again in aggregate by about 100 bps. So you’ve got like a year where hatch was down for most of the year pretty dramatically; rate of lay was down. I think there was a lot of breaking of eggs going on as well. And yet, you produced, looks like, close to 3%, right. So it looks like the productivity issues are getting better, right, in aggregate. So am I thinking about that correctly?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

I think — let me look at just — I’ve got a graph for you. The — where is livability? Which one is livability? The livability is going to be down for the year.

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Oh, yes, that’s livability.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Yes, livability is going to be down compared to a year ago. And that’s probably because of no antibiotics ever. It’s going to be down 0.0075%. The reason the pounds are up is going to be live weight gain. And the live weight gain is in 2 categories or 4 categories. The fast-food weight is up a little bit. And the whole bird and parts are up a little bit. Is the tray pack up any?

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

No, no. The weight gains and the deboned parts have been up.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

How many plants are in deboning parts?

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

All birds are up a little bit.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

And up 12 plants. That’s where your weight gain is? Isn’t that right?

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Some. Some here; some in tray packs.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Weight gain is where almost all of it’s come from.

Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Got it. So again, some things are impossible to predict even for people like you, who’ve been in the industry for so long. So it’s obvious that we get it wrong even more often. But — so it wasn’t too long ago where we were thinking weights have reached some ceiling, right? So when we look at next year...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

I still think that.

Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Weights have remained — yes. But to — given what happened this year, you think that next year is going to be difficult to do another 1-point increase from weight gain.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

No — I mean, I think so, yes, because I think the weight gain this year came mainly out of the small-bird region, and I don’t think they can do that. But you’ve got — you are going to have — if people are still having problems with this woody breast, I think it’s going to limit the amount of weight gain that the big bird deboners can put up. And that’s why — that was really why I thought we weren’t going to have much weight gain in 2018, because I knew everybody was holding their birds down; and they did. Weight gain in 2018 came from fast-food people. And there are 10 or 12 plants in the category of whole bird and parts. There are not but 10 or 12 of them. And those 2 categories accounted for all the weight gain in 2018.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

And I don’t believe those 2 can do it. And I don’t believe the big birds, which is there are probably 35 plants there. And if they’re still having trouble with woody breast, they will not take their weights up.

Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Got it. So — and then what...

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

I think you will have some weight gain; it’s just natural. I mean, it’s just the way the bird is. Every year, they take a day’s age off. Or if they raise them to 62 days, they’re going to weigh just a little bit more. So there’ll be some weight gain. The big weight gains are over, but there’ll be a little bit.

Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Got it. And then just where do you guys stand on the age of the flocks? I mean, looks like from the data, that’s considerably younger year-over-year. But any — what’s your perspective on that, anything?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Right now, I think it’s getting back to normal. It’s probably 62.5 days. But if they can’t get these pullets out, you’re going to see them age up. They’re going to need more than 100%, 101%. If we don’t — if they don’t get — if they are going to 102%, 103% heads, they’re going to have to let this hen flock age up a little bit, which I think you’ll see may be starting in March, April, May, just like it did last year.

Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Right. And then just going back to a question that was asked about length of a cycle and you’re talking about events usually seeing the catalysts, right? So the events, we can’t foresee any one of those events, a drought, embargo or anything like that. Barring that — let’s just say barring that, what would you need to see for you to say the industry is heading back, right? Like, I mean, I think what I’m hearing from you is there’s — I mean, what we’re seeing in the market, right, is there’s new plants coming on to the tune of 3% higher capacity next year, back to expansionary behavior. Those companies are asking for more pullets. That’s also expansionary behavior. There is a question whether the companies can produce as many pullets. But that, again, like what would you need to see to say, okay, there’s some rationality and the cycle is starting to carry? Like, what would you need to see other than events that we cannot foresee, right? You need to see some supply size, right?

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Yes, you’re not going to get 3% out of the new plants next year. You’ll get — let’s say, they all are at 1.25 million, which would be 3.6 million out of 165 million is what we slaughter, process roughly. You’ll get that in 2020. You won’t get that next year.

Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

I mean, with our plant, for example, we’re not going to start slaughtering chickens until February. In that first week, they won’t know their way into the plants. So you’ll process 10,000 head, and then you’ll do it again. And then there’s slowly as they - so you’re not going to get — it’s not like they’re going to all open up full production.

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DECEMBER 20, 2018 / 4:00PM, SAFM - Q4 2018 Sanderson Farms Inc Earnings Call

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Last summer time, I’d say by May, June, my guess is each one of those plants will be processing maybe 500,000 or 600,000 a week. They’ll be at half capacity. So that’ll give you 1% total by June, July. It’ll be the next — it’ll be 6 months later before you’ll be at full capacity, which would give you the 2-plus percent. You don’t start a plant up at full capacity. It’s got to come from other expansions, from some other people to get to your other. It won’t come from Raeford, Mountaire and Sanderson. There’ll be some other expansion from some other people, which I don’t know about.

Operator

That concludes today’s question-and-answer session. I’d like to turn the call back to our presenters for any additional or closing remarks.

Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Thank you all for spending some time with us. And on behalf of everyone at Sanderson Farms, we wish you all a Merry Christmas, a Happy Hanukkah and a happy and prosperous and peaceful new year. Thank you.

Operator

And that concludes today’s presentation. We thank you for your participation. You may now disconnect.

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